================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934





                           ALLOT COMMUNICATIONS, LTD.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)



                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                    M0854Q105
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



                                DECEMBER 31, 2006
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)










--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]  RULE 13d-1(b)

[_]  RULE 13d-1(c)

[X]  RULE 13d-1(d)

================================================================================

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 2 of 15 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Venture Capital II Ltd. ("TFVCII")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                804,842 shares, except that Tamir Fishman
                                Ventures II LLC ("GP"), which holds management
                                rights over the shares of Issuer owned by
                                TFVCII, may be deemed to have sole power to vote
                                these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  804,842 shares, except that GP, which holds
                                management rights over the shares of Issuer
                                owned by TFVCII, may be deemed to have sole
                                power to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        804,842 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.83%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
================================================================================
* Based on 20,987,255 Ordinary Shares of the Issuer outstanding as of December 31, 2006.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 3 of 15 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II (Cayman Islands) LP ("CAYMAN")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                138,310 shares, except that GP, the general
                                partner of CAYMAN,may be deemed to have sole
                                power to vote these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  138,310 shares, except that GP, the general
                                partner of CAYMAN, may be deemed to have sole
                                power to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        138,310 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.66%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
* Based on 20,987,255 Ordinary Shares of the Issuer outstanding as of December 31, 2006.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 4 of 15 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II LP ("TFVII")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                1,165,014 shares, except that GP, the general
                                partner of TFVII, may be deemed to have sole
                                power to vote these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  1,165,014 shares, except that GP, the general
                                partner of TFVII, may be deemed to have sole
                                power to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,165,014 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.55%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
* Based on 20,987,255 Ordinary Shares of the Issuer outstanding as of December 31, 2006.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 5 of 15 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II CEO Fund LP ("CEO")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                12,980 shares, except that GP, the general
                                partner of CEO, may be deemed to have sole power
                                to vote these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  12,980 shares, except that GP, the general
                                partner of CEO, may be deemed to have sole power
                                to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        12,980 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.6%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
* Based on 20,987,255 Ordinary Shares of the Issuer outstanding as of December 31, 2006.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 6 of 15 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II CEO (US) Fund LP ("CEOUS")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                54,543 shares, except that GP, the general
                                partner of CEOUS may be deemed to have sole
                                power to vote these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  54,543 shares, except that GP, the general
                                partner of CEOUS, may be deemed to have sole
                                power to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        54,543 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.26%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
* Based on 20,987,255 Ordinary Shares of the Issuer outstanding as of December 31, 2006.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 7 of 15 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II (Israel) LP ("ISRAEL")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                155,904 shares, except that GP, the general
                                partner of ISRAEL may be deemed to have sole
                                power to vote these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  155,904 shares, except that GP, the general
                                partner of ISRAEL may be deemed to have sole
                                power to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        155,904 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.74%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
* Based on 20,987,255 Ordinary Shares of the Issuer outstanding as of December 31, 2006.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 8 of 15 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Tamir Fishman Ventures II LLC ("GP")
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                2,331,593 shares, of which 804,842 shares are
                                directly owned by TFVCII, 138,310 shares are
                                directly owned by CAYMAN, 1,165,014 shares are
                                directly owned by TFVII, 12,980 shares are
                                directly owned by CEO, 54,543 shares are
                                directly owned by CEOUS and 155,904 shares are
                                directly owned by ISRAEL. GP, the general
                                partner of TFVCII, CAYMAN, TFVII, CEO, CEOUS and
                                ISRAEL, and holder of management rights over the
                                shares of Issuer owned by TFVCII, may be deemed
                                to have sole power to vote these shares.
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                See response to row 5.
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  2,331,593 shares, of which 804,842 shares are
                                directly owned by TFVCII, 138,310 shares are
                                directly owned by CAYMAN, 1,165,014 shares are
                                directly owned by TFVII, 12,980 shares are
                                directly owned by CEO, 54,543 shares are
                                directly owned by CEOUS and 155,904 shares are
                                directly owned by ISRAEL. GP, the general
                                partner of TFVCII, CAYMAN, TFVII, CEO, CEOUS and
                                ISRAEL, and holder of management rights over the
                                shares of Issuer owned by TFVCII, may be deemed
                                to have sole power to vote these shares.
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                See response to row 7.
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,331,593 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.1%*
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        OO
================================================================================
* Based on 20,987,255 Ordinary Shares of the Issuer outstanding as of December 31, 2006.

===================                                           ==================
CUSIP No. M0854Q105                Schedule 13G               Page 9 of 15 Pages
===================                                           ==================


ITEM 1.   (a) Name of Issuer:

              Allot Communications, Ltd. (the "Issuer")

          (b) Address of Issuer's Principal Executive Offices:
              5 Hanagar street, Industrial Zone B
              Hod Hasharon L3, 45800
              Israel


ITEM 2.   (a) Name of Person Filing:

              (1) Tamir Fishman Ventures II LLC ("GP"); and

              (2) Tamir Fishman Venture Capital II Ltd. ("TFVCII"); and

              (3) Tamir Fishman Ventures II (Cayman Islands) LP ("CAYMAN"); and

              (4) Tamir Fishman Ventures II LP ("TFVII"); and

              (5) Tamir Fishman Ventures II CEO Fund LP ("CEO"); and

              (6) Tamir Fishman Ventures II CEO (US) Fund LP ("CEOUS"); and

              (7) Tamir Fishman Ventures II (Israel) LP ("ISRAEL")

              The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

          (b) Address of Principal Business Office or, if none, Residence:

              The address of the principal business office of each of the Reporting Persons is: 21 Ha'Arbaa St., Tel Aviv 64739, Israel

          (c) Citizenship:

              TFVII and CEOUS are limited partnerships organized under the laws of the State of Delaware. CEO and ISRAEL are limited partnerships organized under the laws of the State of Israel. TFVCII is a company organized under the laws of the Country of Israel. GP is a limited liability company organized under the laws of the State of Delaware. CAYMAN is a limited partnership organized under the laws of the Cayman Islands.

          (d) Title of Class of Securities: Ordinary Shares

          (e) CUSIP Number: M0854Q105


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
          NOT APPLICABLE

          (a) |_| Broker or dealer registered under section 15 of the Act
          (b) |_| Bank as defined in section 3(a)(6) of the Act
          (c) |_| Insurance company as defined in section 3(a)(19) of the Act
          (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940
          (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1(ii)(E)

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 10 of 15 Pages
===================                                          ===================


          (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
          (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
          (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
          (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
          (j) |_| Group, in accordance with ss.240.13d-1(b)-1(ii)(J)


ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount Beneficially Owned:

              See row 9 of cover page for each Reporting Person.


          (b) Percent of Class:

              See row 11 of cover page for each Reporting Person.


          (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    See row 5 of cover page for each Reporting Person.

              (ii)  Shared power to vote or to direct the vote:
                    See row 6 of cover page for each Reporting Person.

              (iii) Sole power to dispose or to direct the disposition of:
                    See row 7 of cover page for each Reporting Person.

              (iv)  Shared power to dispose or to direct the disposition of:
                    See row 8 of cover page for each Reporting Person.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. N/A


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N/A


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 11 of 15 Pages
===================                                          ===================


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          N/A


ITEM 10.  CERTIFICATION

          N/A

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 12 of 15 Pages
===================                                          ===================


SIGNATURE
---------

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date: February 14, 2007


TAMIR FISHMAN VENTURES II LLC

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Benjamin Zeevi
         ----------------------------
         Benjamin Zeevi, Authorized Signatory

     By: /s/ Danny Fishman
         ----------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURE CAPITAL II LTD.

     By: TAMIR FISHMAN VENTURES II LLC, its management company

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member


TAMIR FISHMAN VENTURES II (CAYMAN ISLANDS) LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member


TAMIR FISHMAN VENTURES II LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 13 of 15 Pages
===================                                          ===================


TAMIR FISHMAN VENTURES II CEO FUND LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member


TAMIR FISHMAN VENTURES II (ISRAEL) LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member


TAMIR FISHMAN VENTURES II CEO (US) FUND LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 14 of 15 Pages
===================                                          ===================


                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Ordinary Shares of Allot Communications, Ltd.

EXECUTED this 14th day of February, 2007.


TAMIR FISHMAN VENTURES II LLC

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Benjamin Zeevi
         ----------------------------
         Benjamin Zeevi, Authorized Signatory

     By: /s/ Danny Fishman
         ----------------------------
         Danny Fishman, Authorized Signatory


TAMIR FISHMAN VENTURE CAPITAL II LTD.

     By: TAMIR FISHMAN VENTURES II LLC, its management company

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member


TAMIR FISHMAN VENTURES II (CAYMAN ISLANDS) LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member


TAMIR FISHMAN VENTURES II LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member

===================                                          ===================
CUSIP No. M0854Q105                Schedule 13G              Page 15 of 15 Pages
===================                                          ===================


TAMIR FISHMAN VENTURES II CEO FUND LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member


TAMIR FISHMAN VENTURES II (ISRAEL) LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member


TAMIR FISHMAN VENTURES II CEO (US) FUND LP

     By: TAMIR FISHMAN VENTURES II LLC, its general partner

     By: TAMIR FISHMAN VENTURES MANAGEMENT II LTD., its management company

     By: /s/ Shai Saul
         ----------------------------
         Shai Saul, General Managing Member